American Shared Hospital Services Reports First Quarter 2021 Financial Results
Company Reports Breakeven Results on Revenue of ~$4.4 Million
SAN FRANCISCO, CA, May 13, 2021-- American Shared Hospital Services (NYSE American: AMS) (the "Company"), a leading provider of turnkey technology solutions for stereotactic radiosurgery and advanced radiation therapy equipment and services, today announced financial results for the first quarter of fiscal 2021 ended March 31, 2021.
First Quarter Financial Highlights
•Total revenue in the first quarter was $4,364,000, a decrease of 4.5% when compared with the first quarter of 2020. Proton therapy revenue was $1,531,000, a decrease of 8.7% when compared with the first quarter of 2020. Gamma Knife revenue of $2,892,000 was even with revenue in the first quarter of 2020.

•Total proton therapy fractions decreased 26.6% compared to the first quarter of 2020.
•Gamma Knife procedures decreased by 5.6% to 355 for the first quarter of 2021. Gamma Knife volumes for centers in operation were even with Gamma Knife volumes for those same centers during the same period of the prior year.
•Operating income for the first quarter of 2021 was $90,000 compared to an operating loss of $99,000 in the first quarter of 2020.
•Net income in the first quarter was $29,000, or $0.00 per diluted share, compared to a net loss of $135,000, or $(0.02) per diluted share, for the first quarter of 2020.
“AMS had a good start to the 2021 year, reporting breakeven results on approximately $4.4 million in revenue in the first quarter,” said Ray Stachowiak, Chief Executive Officer of AMS. “Our financial results have begun to reflect the impact of the year end asset write-downs and the financial restructuring with Fifth Third Bank that we announced in early April. Most significantly, we strengthened our balance sheet and swung to positive working capital of $4.2 million compared to negative $1.5 million as of December 31, 2020. In addition, we are reducing our principal debt payment obligations over the next twelve months by approximately $5.9 million, expect to realize over $0.35 million in interest expense savings, and free up $0.3 million in previously restricted cash. This is in addition to our focus on reducing selling and administrative expenses, which decreased 10.5% in the first quarter. The refinancing also provides us with ample funds to accelerate the growth of our business, which we’re actively pursuing with the expanded radiation therapy equipment offerings that we’ve previously discussed.
In the first quarter, total revenue declined 4.5% compared to the same period last year, the only mostly non-pandemic impacted quarter of the 2020 year. Gamma Knife revenue rebounded from the pandemic lows and was even with a strong quarter last year, with higher reimbursement in the current first quarter offsetting a 5.6% decline in procedures. Our Gamma Knife Centers in Peru and Ecuador both had a strong first quarter despite the COVID-19 challenges in those countries. COVID-19 is having a lingering impact on PBRT volumes, and combined with planned maintenance, fractions were down 26.6% in the quarter. PBRT revenue was down 8.7% offset by higher average reimbursement per fraction. Assuming that the pandemic continues to recede, we expect patient volumes to normalize,” concluded Mr. Stachowiak.

Financial Results for the Three Months Ended March 31, 2021
For the three months ended March 31, 2021, total revenue was $4,364,000, a decrease of 4.5% when compared with $4,568,000 reported for the first quarter of 2020.
First quarter revenue for the Company's proton therapy system installed at Orlando Health in Florida was $1,531,000, a decrease of 8.7% when compared with the first quarter of 2020. Higher average reimbursement per fraction was offset by lower number of fractions period-over-period. Total proton therapy fractions decreased 26.6% to 1,231 for the three-month period ended March 31, 2021 compared to 1,676 for the same period in the prior year. The period-over-period decrease was primarily due to the continued impact from COVID-19 compounded by maintenance-related downtime.
Revenue for the Company's Gamma Knife operations was $2,892,000, even compared with the first quarter of 2020. A decrease in first quarter 2021 volume was offset by an increase in average reimbursement. Gamma Knife procedures decreased by 5.6% to 355 for the first quarter of 2021 from 376 in the same period of the prior year. The decrease was primarily due to the expiration of a contract in the fourth quarter of 2020 and a contract in the first quarter of 2021, offset by the acquisition of GKCE in the second quarter of 2020. Gamma Knife volumes for centers in operation were even with Gamma Knife volumes for those same centers during the same period of the prior year.
Gross margin for the first quarter of 2021 increased to $1,434,000, or 32.9% of revenue, compared to gross margin of $1,394,000, or 30.5% of revenue, for the first quarter of 2020.
Selling and administrative costs decreased to $1,084,000 for the first quarter, a 10.5% decrease compared to $1,211,000 for the first quarter of 2020. The period-over-period decrease is due to lower legal and other fees.
Operating income for the first quarter of 2021 was $90,000 compared to an operating loss of $99,000 in the first quarter of 2020.
Net income for the first quarter of 2021 was $29,000, or $0.00 per diluted share.  This compares to a net loss for the first quarter of 2020 of $135,000, or $(0.02) per diluted share. Weighted average diluted common shares were 6,322,000 and 6,153,000 for the first quarter of 2021 and 2020, respectively. The $164,000 positive swing in net income for the three-month period ended March 31, 2021 was due to a decrease in depreciation expense and selling and administrative costs.
Adjusted EBITDA, a non-GAAP financial measure, was $1,600,000 for the first quarter of 2021, compared to $1,822,000 for the first quarter of 2020.
Balance Sheet Highlights
At March 31, 2021, cash, cash equivalents, and restricted cash was $5,013,000 compared to $4,325,000 at December 31, 2020.  Shareholders' equity at March 31, 2021 was $23,844,000, or $4.11 per outstanding share.  This compares to shareholders' equity at December 31, 2020 of $23,650,000, or $4.08 per outstanding share.

Conference Call and Webcast Information
AMS has scheduled a conference call at 10:00 a.m. PT (1:00 p.m. ET) today. To participate, please call 1 (877) 317-6789 at least 10 minutes prior to the start of the call and ask to join the American Shared Hospital Services call. A simultaneous Webcast of the call may be accessed through the Company's website, www.ashs.com, or at www.streetevents.com for institutional investors.
A replay of the call will be available at 1 (877) 344-7529, access code 10156388, through May 20, 2021.
About American Shared Hospital Services (NYSE American: AMS)
American Shared Hospital Services is a leading provider of turnkey technology solutions for stereotactic radiosurgery and advanced radiation therapy equipment and services. AMS is a world leader in providing Gamma Knife radiosurgery equipment, a non-invasive treatment for malignant and benign brain tumors, vascular malformations, and trigeminal neuralgia (facial pain). The Company also offers proton therapy, and the latest IGRT, IMRT and MR/LINAC systems. For more information, please visit: www.ashs.com .
Safe Harbor Statement
This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services (including statements regarding the expected continued growth of the Company and the expansion of the Company’s Gamma Knife, proton therapy and MR/LINAC business, which involve risks and uncertainties including, but not limited to, the risks of economic and market conditions, the risks of variability of financial results between quarters, the risks of the Gamma Knife and proton therapy businesses, the risks of developing The Operating Room for the 21st Century program, the risks of changes to CMS reimbursement rates or reimbursement methodology, the risks of the timing, financing, and operations of the Company’s Gamma Knife, proton therapy, and MR/LINAC businesses, the risks of the COVID-19 pandemic and its effect on the Company’s business operations and financial condition, the risk of expanding within or into new markets, the risk that the integration or continued operation of acquired businesses could adversely affect financial results and the risk that current and future acquisitions may negatively affect the Company’s financial position. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2019, and the definitive Proxy Statement for the Annual Meeting of Shareholders to be held on June 25, 2021.
Non-GAAP Financial Measure
Adjusted EBITDA, the non-GAAP measure presented in this press release and supplementary information, is not a measure of performance under the accounting principles generally accepted in the United States ("GAAP").  This non-GAAP financial measure has limitations as an analytical tool, including that it does not have a standardized meaning. When assessing our operating performance, this non-GAAP financial measure should not be considered a substitute for, and investors should also consider, income (loss) before income taxes, income (loss) from operations, net income (loss) attributable to the Company, earnings (loss) per share and other measures of performance as defined by GAAP as indicators of the Company's performance or profitability.

Adjusted EBITDA is a non-GAAP financial measure representing our (loss) earnings before interest, taxes, depreciation, and amortization. We define Adjusted EBITDA as net (loss) income before interest expense, income tax (benefit) expense, depreciation and amortization expense, and stock-based compensation expense.
We use this non-GAAP financial measure as a means to evaluate period-to-period comparisons. Our management believes that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding certain expenses and charges that may not be indicative of the operating results of our recurring core business, such as stock-based compensation expense.  We believe that both management and investors benefit from referring to this non-GAAP financial measure in assessing our performance.
Contacts:
American Shared Hospital Services
Ray Stachowiak
Chief Executive Officer
rstachowiak@ashs.com
Investor Relations
PCG Advisory
Stephanie Prince
P: (646) 863-6341
sprince@pcgadvisory.com